Exhibit 8.1

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

July 29, 2019

InMode Ltd.

Tavor Building, Sha’ar Yokneam

P.O. Box 533

Yokneam 2069206, Israel

RE:	Registration on Form F-1 of Ordinary Shares of InMode Ltd.

Ladies and Gentlemen:

We have acted as counsel to InMode Ltd. (the “Company”) in connection with a registration statement on form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 11, 2019, as amended (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of a number of the Company’s ordinary shares (the “Ordinary Shares”).

As counsel to the Company, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and the Prospectus contained therein (the “Prospectus”).

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts set forth in the Registration Statement, the Prospectus, or in any other document. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the factual information set forth in the Registration Statement and the Prospectus. Any change or inaccuracy in the facts referred to, set forth or assumed herein may affect our conclusions set forth herein.

Our opinion is also based on the correctness of the following assumptions: (i) the Company and each of the entities in which the Company holds a direct or indirect interest have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of which any such entity has been formed, and (iii) each of the written agreements to which the Company or any such entity is a party will be implemented, construed and enforced in accordance with its terms.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

InMode Ltd. July 26, 2019 Page 2

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authenticity of the originals of such copies.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. Opinions of counsel represent only counsel’s best legal judgment and are not binding on the Internal Revenue Service (“IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge would not be successful.

Based on and subject to the foregoing, we are of the opinion that the statements set forth in the Prospectus under the heading “Taxation – Material U.S. Federal Income Tax Considerations to U.S. Holders,” to the extent that they constitute matters of United States federal income tax law or legal conclusions with respect thereto, while not purporting to discuss all possible United States federal income tax consequences of investment in, sale of or other disposition of the Ordinary Shares, constitute (subject to the qualifications, assumptions, limitations and exceptions set forth therein) accurate summaries of such matters in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

InMode Ltd. July 26, 2019 Page 3

We hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Mayer Brown LLP